As filed with the Securities and Exchange Commission on October 20, 2015

Registration No. 333-163289

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________

BAYTEX ENERGY CORP.
(Exact name of registrant as specified in its charter)

Canada	98-0412464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 2800, 520 - 3rd. Avenue S.W.
Calgary, Alberta, Canada T2P OR3
(Address of Principal Executive Offices) (Zip Code)

Baytex Energy Corp. Common Share Rights Incentive Plan
(formerly the Baytex Energy Trust Trust Unit Rights Incentive Plan)
(Full title of the plan)

Baytex Energy USA, Inc.
2300, 1200 Smith Street
Houston, TX 77002
(Name and address of agent for service)

713-402-1920
(Telephone number, including area code, of agent for service)

Copies to:

Rodney D. Gray Baytex Energy Corp. Suite 2800, 520 - 3rd. Avenue S.W. Calgary, Alberta, Canada T2P OR3 Tel: 587-952-3120 Fax: 587-952-3029	Murray J. Desrosiers, Esq. Baytex Energy Corp. General Counsel Suite 2800, 520 - 3rd. Avenue S.W. Calgary, Alberta, Canada T2P OR3 Tel: 587-952-3255 Fax: 587-952-3029	Guy P. Lander, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8619 Fax: 212-732-3232

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☒ Accelerated filer ☐ Non-accelerated filer ☐ Smaller Reporting Company ☐

EXPLANATORY NOTE AND DEREGISTRATION OF UNSOLD SECURITIES

On November 23, 2009, Baytex Energy Trust (the “Trust”) filed a registration statement on Form S-8 (Registration No. 333-163289) (the “Registration Statement”) to register 10,667,276 Trust Units issuable under the Trust Unit Rights Incentive Plan of the Trust (the “Old Plan”). On January 6, 2011, Baytex Energy Corp. (the “Registrant”) filed the Post-Effective Amendment No. 1 to the Registration Statement following the reorganization of the Trust into the Registrant, pursuant to which the Registrant, as successor to the Trust, adopted the Registration Statement. Holders of outstanding incentive rights granted under the Old Plan exchanged their rights under the Old Plan on a one-for-one basis for rights to acquire common shares of the Registrant pursuant to the Common Share Rights Incentive Plan of the Registrant (the “Plan”).

The Registrant is filing this Post-Effective Amendment No. 2 in accordance with an undertaking made by it in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that have not been sold at the termination of the offering. The Registrant hereby amends the Registration Statement to deregister any remaining securities registered and unsold under the Registration Statement. The securities are being removed from registration because the Registrant no longer offers or sells the securities under the Plan pursuant to the Registration Statement.

.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta on October 20, 2015.

BAYTEX ENERGY CORP.

By:	/s/ James L. Bowzer
	Name:	James L. Bowzer
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Bowzer and Rodney D. Gray, or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto) in connection with any increase in the amount of securities registered with the Securities and Exchange Commission, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed October 20, 2015, by the following persons in the capacities indicated.

Signature	Title
/s/ James L. Bowzer James L. Bowzer	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Rodney D. Gray Rodney D. Gray	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Raymond T. Chan Raymond T. Chan	Director and Chairman of the Board
/s/ John A. Brussa John A. Brussa	Director
/s/ Edward Chwyl Edward Chwyl	Director
/s/ Naveen Dargan Naveen Dargan	Director
/s/ R.E.T. Goepel R.E.T. Goepel	Director
/s/ Gregory K. Melchin Gregory K. Melchin	Director
/s/ Mary Ellen Peters Mary Ellen Peters	Director
/s/ Dale O. Shwed Dale O. Shwed	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on October 20, 2015.

BAYTEX ENERGY USA, INC.

By:	/s/ Michael L. Verm
	Name:	Michael L. Verm
	Title:	President and Chief Executive Officer